Exhibit 10.53

[EMULEX CORPORATION LETTERHEAD]

April 25, 2012

Mr. Jeffrey W. Benck

[HOME ADDRESS]

Dear Jeff:

Reference is made to that certain Key Employee Retention Agreement between you and Emulex Corporation (“Emulex”), effective as of January 16, 2009 (the “KERA”), which sets forth certain severance benefits that you may be entitled to receive in the event of a qualifying termination of your employment with Emulex. This letter agreement sets forth our mutual understanding with respect to amendment of the KERA as set forth herein. Accordingly, we hereby agree as follows:

Section 3(n) of the KERA is hereby amended and restated in its entirety as follows:

“(n) “Severance Period” means eighteen (18) months.”

Except as specifically amended hereby, the KERA will remain unchanged. As amended hereby, the KERA will continue in full force and effect.

Very truly yours,

EMULEX CORPORATION

By:
	Name:	James M. McCluney
	Title:	Chief Executive Officer

Accepted and Agreed to:

JEFFREY W. BENCK

By:

Date: